Exhibit 99.3

For Immediate Release

Triangle Petroleum Announces New Strategic Direction, Changes to the Board of Directors and New CEO

Calgary, Alberta – December 1, 2009 – Triangle Petroleum Corporation (the “Company” or “Triangle”) (TSXV: TPE; OTCBB: TPLM) today reported the following developments based upon recent discussions with its largest shareholder, Palo Alto Investors, LLC (“Palo Alto”).

New strategic direction:
In addition to its existing shale gas project in Nova Scotia, Triangle has decided to pursue several opportunities in North American unconventional oil plays. The Company intends to acquire prospective acreage and to commence an appraisal and development program with the aim of producing early cash flow and a series of growth options. The Company has cash reserves in excess of $5 million, significant tax pools (approximately $32 million in the US and $29 million in Canada), and has no debt, to support this new direction.

Board of directors (“Board”):
Effective November 30, three new directors have been added to the Board.

Dr. Peter Hill – Dr. Hill has over 37 years experience in the international oil and gas industry. He commenced his career in 1972 and spent 22 years in senior positions at British Petroleum including Chief Geologist, Chief of Staff for BP Exploration, President of BP Venezuela and Regional Director for Central and South America. Dr. Hill then worked as Vice President Exploration at Ranger Oil in England (1994-95), Managing Director Exploration and Production at Deminex in Germany (1995-97), Technical Director/Chief Operating Officer at Hardy Oil & Gas (1998-2000), President & CEO at Harvest Natural Resources (2000-2005), Director/Chairman at Austral Pacific Energy (2006-2008), independent advisor to Palo Alto (2008 to present) and  Non Executive Chairman at Toreador Resources Corporation (2009 to present). Dr. Hill has a BSc Honors Geology and a PhD.

F. Gardner Parker, CPA – Mr. Parker began his career with Ernst & Young and spent the last seven of his 14 years there as a partner. He has been a Trust Manager for Camden Property Trust since 1993 and Lead Trust Manager until 2006. He has also served as a director of Carrizo Oil & Gas since 2000. Mr. Parker also serves on the boards of Hercules Offshore, Pinnacle Oil & Gas, and Sharpes Medical Compliance. He is a graduate of the University of Texas and is a CPA in Texas.

Jonathan Samuels, CFA – Mr. Samuels is an analyst at Palo Alto who is responsible for research and investment sourcing in the energy sector for a $1.3 billion hedge fund founded in 1989. He has worked for five years at California-based Palo Alto and worked for a period in Dubai with an investment firm. Mr. Samuels received his BA from the University of California and his MBA at the Wharton School.

In conjunction with these board additions, Mark Gustafson and David Bradshaw tendered their resignations effective November 30. Steve Holditch and Randy Matkaluk remain as directors of the Company. Mr. Parker was appointed Chairman of the Board. The Company has granted incentive stock options to acquire an aggregate of 2,800,000 common shares of the Company to directors and officers pursuant to the Company's Stock Option Plan. The options are exercisable at a price of $0.125 per share, have an expiry date of November 30, 2014 and will vest as to one-third (1/3) on each one-year anniversary date from the date of grant thereafter. This grant of stock options is subject to approval by the TSX Venture Exchange.

Chief Executive Officer:
One of the key drivers for implementing the new strategic direction for the Company is a change in the CEO position. Accordingly, Mr. Gustafson has resigned effective November 30 and the Board has appointed Dr. Hill as the new CEO of Triangle.

These appointments are subject to TSX Venture Exchange acceptance.

Mark Gustafson, former CEO of Triangle, states “This is a very positive development for our shareholders. The new focus on unconventional oil plays combined with strong financial sponsorship should result in significant shareholder value creation. I strongly support this new approach and wish Dr. Hill and his team every success.”

Dr. Peter Hill, the new CEO of Triangle, comments “I am excited by this opportunity to build on the current Triangle position. The new Board is anxious to embrace change and seek rapid growth in value for the benefit of all shareholders. A revised strategic program will be announced shortly that expands the asset base and skill set in the Company. While we are a small company, I also believe it is appropriate to divide the roles of Chairman and Chief Executive, as it brings stronger governance and better serves shareholder interests. I am pleased to welcome Gardner Parker to the Board as Chairman. He brings a wealth of experience of small company growth and together with Jon Samuels and the remaining Directors, is an integral part of the new team. Lastly I applaud Mark’s decision to step down in the best interest of shareholders, it is professional, timely and selfless.”

About Triangle Petroleum Corporation

Triangle is an exploration company focused on North American shale gas and shale oil projects. The Company’s portfolio includes an emerging Canadian shale gas project covering 475,000 gross acres (413,000 net acres) in the Maritimes Basin in Nova Scotia through Elmworth Energy Corporation, its Calgary-based operating subsidiary. Triangle’s common shares trade on the TSX Venture Exchange under the symbol TPE and on the OTC Bulletin Board under the symbol TPLM.

For more information please visit www.trianglepetroleum.com.

For more information contact:
Jason Krueger, CFA, Corporate Communications
E-mail: info@trianglepetroleum.com
Telephone: (403) 374-1234

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Safe Harbor Statement. This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to the Company’s planned drilling and evaluation program, operating costs and expectations of undiscovered resources. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the possibility that additional investments will not be made or that appropriate opportunities for development will not be available or will not be properly developed.  For additional risk factors about our Company, readers should refer to risk disclosure contained in our reports filed with the Securities and Exchange Commission and on SEDAR.